Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated April 29, 2016

Preliminary Prospectus Supplement dated October 27, 2016

Registration Statement File No. 333-211035

UNITED TECHNOLOGIES CORPORATION

FINAL TERM SHEET DATED OCTOBER 27, 2016

   $650,000,000 1.500% NOTES DUE 2019

   $750,000,000 1.950% NOTES DUE 2021

$1,150,000,000 2.650% NOTES DUE 2026

$1,100,000,000 3.750% NOTES DUE 2046

Issuer:	United Technologies Corporation

Title:	1.500% Notes due 2019 (the “2019 Notes”) 1.950% Notes due 2021 (the “2021 Notes”) 2.650% Notes due 2026 (the “2026 Notes”) 3.750% Notes due 2046 (the “2046 Notes”)

Principal Amount:	$650,000,000 (2019 Notes) $750,000,000 (2021 Notes) $1,150,000,000 (2026 Notes) $1,100,000,000 (2046 Notes)

Maturity Date:	November 1, 2019 (2019 Notes) November 1, 2021 (2021 Notes) November 1, 2026 (2026 Notes) November 1, 2046 (2046 Notes)

Coupon:	1.500% (2019 Notes) 1.950% (2021 Notes) 2.650% (2026 Notes) 3.750% (2046 Notes)

Price to Public:	99.898% of face amount (2019 Notes) 99.777% of face amount (2021 Notes) 99.799% of face amount (2026 Notes) 99.429% of face amount (2046 Notes)

Underwriting Discount:	0.300% (2019 Notes) 0.350% (2021 Notes) 0.450% (2026 Notes) 0.875% (2046 Notes)

Yield to Maturity:	1.535% (2019 Notes) 1.997% (2021 Notes) 2.673% (2026 Notes) 3.782% (2046 Notes)

Spread to Benchmark Treasury:	+50 basis points (2019 Notes) +65 basis points (2021 Notes) +83 basis points (2026 Notes) +118 basis points (2046 Notes)

Benchmark Treasury:	1.000% due October 15, 2019 (2019 Notes) 1.125% due September 30, 2021 (2021 Notes) 1.500% due August 15, 2026 (2026 Notes) 2.500% due May 15, 2046 (2046 Notes)

Benchmark Treasury Spot and Yield:	99-28 3⁄4; 1.035% (2019 Notes) 99-30 1⁄4; 1.347% (2021 Notes) 96-30; 1.843% (2026 Notes) 97-29; 2.602% (2046 Notes)

Interest Payment Dates:	Semi-annually on May 1 and November 1, commencing May 1, 2017

Day Count Convention:	30/360

Make-Whole Call:	+10 basis points (2019 Notes) +10 basis points (prior to October 1, 2021) (2021 Notes) +15 basis points (prior to August 1, 2026) (2026 Notes) +20 basis points (prior to May 1, 2046) (2046 Notes)

Par Call:	On or after October 1, 2021 (2021 Notes) On or after August 1, 2026 (2026 Notes) On or after May 1, 2046 (2046 Notes)

Proceeds, Before Expenses:	$647,387,000 (2019 Notes) $745,702,500 (2021 Notes) $1,142,513,500 (2026 Notes) $1,084,094,000 (2046 Notes)

Trade Date:	October 27, 2016

Settlement Date:	November 1, 2016 (T+3)

CUSIP:	913017 CF4 (2019 Notes) 913017 CG2 (2021 Notes) 913017 CH0 (2026 Notes) 913017 CJ6 (2046 Notes)

ISIN:	US913017CF48 (2019 Notes) US913017CG21 (2021 Notes) US913017CH04 (2026 Notes) US913017CJ69 (2046 Notes)

Denominations:	$2,000 x $1,000

Ratings*:	A3/A- (Stable/Stable)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC

Joint Lead Managers:	Barclays Capital Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Standard Chartered Bank
UniCredit Capital Markets LLC
Wells Fargo Securities, LLC

Senior Co-Managers:	Commerz Markets LLC
Santander Investment Securities Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
The Williams Capital Group, L.P.

Co-Managers:	BMO Capital Markets Corp.
ICBC Standard Bank Plc
Lebenthal & Co., LLC
Loop Capital Markets LLC

$350,000,000 FLOATING RATE NOTES DUE 2019

Issuer:	United Technologies Corporation

Title:	Floating Rate Notes due 2019

Principal Amount:	$350,000,000

Maturity Date:	November 1, 2019

Coupon:	3-month LIBOR plus 35 basis points

Designated LIBOR Page:	Reuters Page LIBOR01

Price to Public:	100.000% of face amount

Underwriting Discount:	0.300%

Initial Interest Determination Date:	October 28, 2016

Interest Reset Dates:	Quarterly on February 1, May 1, August 1, and November 1

Initial Interest Period Start Date:	November 1, 2016

Interest Payment Dates:	Quarterly on February 1, May 1, August 1, and November 1, commencing February 1, 2017

Day Count Convention:	Actual/360

Proceeds, Before Expenses:	$348,950,000

Trade Date:	October 27, 2016

Settlement Date:	November 1, 2016 (T+3)

CUSIP:	913017 CK3

ISIN:	US913017CK33

Denominations:	$2,000 x $1,000

Ratings*:	A3/A- (Stable/Stable)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC

BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC

Joint Lead Managers:	Barclays Capital Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Standard Chartered Bank
UniCredit Capital Markets LLC
Wells Fargo Securities, LLC

Senior Co-Managers:	Commerz Markets LLC
Santander Investment Securities Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
The Williams Capital Group, L.P.

Co-Managers:	BMO Capital Markets Corp.
ICBC Standard Bank Plc
Lebenthal & Co., LLC
Loop Capital Markets LLC

* Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-211035). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, Goldman, Sachs & Co. at 1-866-471-2526, Mizuho Securities USA Inc. at 1-866-271-7403, or Morgan Stanley & Co. LLC at 1-866-718-1649.